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                                                          EXHIBIT 23.1


The Board of Directors
Serv-Tech, Inc.:

We consent to incorporation by reference in the registration statement No. 33-62139 on Form S-8 of Serv-Tech, Inc. of our reports dated February 26, 1997, relating to the consolidated balance sheets of Serv-Tech, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996, and the related consolidated financial statement schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Serv-Tech, Inc.

                                                KPMG PEAT MARWICK LLP

Houston, Texas
March 27, 1997